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                                                      Exhibit 10(q)


                             OGLEBAY NORTON COMPANY



1100 SUPERIOR AVENUE                                CLEVELAND, OHIO 44114-2598


                                  [LOGO - ON]
                                  216-861-3300



                               December 17, 1997


R. Thomas Green, Jr.
Chairman, President and Chief Executive Officer

Dear Mr. Green:

During December, 1996, you elected to defer all or a portion of your Annual Incentive Award for 1997 under the terms of the Oglebay Norton Company Long-Term Incentive Plan (the "LTIP"). Pursuant to that deferral election, it was expected that share units (based on the fair market value of the Company's common shares) would be credited to your existing account under the LTIP on or about February 15, 1998, along with share units representing the Company's Matching Contribution.

Earlier this year, however, you were granted the maximum number of options permitted under the LTIP for 1997. As a result, you and the C&O Committee have now agreed that a dollar amount equal in value to the share units that would otherwise have been credited to you under the LTIP as a result of your election (including the Company's Matching Contribution) shall be credited to a supplemental account maintained for you on the books of the Company (to be known as the "Supplemental Long Term Plan for Mr. Green"), to which account shall be credited earnings each year at the annual rate earned by the American Balanced Fund under the Company's Incentive Savings Plan (or such other similar fund as the C&O Committee may specify, if the American Balanced Fund ceases to be available). The supplemental account will be subject to the same vesting and distribution provisions as are detailed in the LTIP, except that settlement of your account will be in the form of cash.

If the foregoing accurately reflects your agreement relating to your deferral election under the LTIP for 1997, please so indicate by signing and returning to me the enclosed copy of this letter.

                                             Very truly yours,


                                             /s/ John D. Weil,

                                             John D. Weil,
                                             Chairman, Compensation &
                                              Organization Committee;
                                              Oglebay Norton Company




So agreed /s/ R. Thomas Green, Jr.                 Date:   Dec. 17, 1997
         --------------------------                ----------------------
         R. Thomas Green, Jr.

cc:  Mr. Paul V. Gorman, Jr.



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